As filed with the Securities and Exchange Commission on July 12, 2024

File No. 333-278536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

☒ Post-Effective Amendment No. 1

(Check appropriate box or boxes)

Touchstone Funds Group Trust

(Exact Name of Registrant as Specified in Charter)

(800) 638-8194

(Area Code and Telephone Number)

303 Broadway, Suite 1100

Cincinnati, Ohio 45202

(Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

E. Blake Moore, Jr.

303 Broadway, Suite 1100

Cincinnati, Ohio 45202

(Name and Address of Agent for Service)

Copies to:

Clair E. Pagnano, Esq.

K&L Gates LLP

1 Congress Street, Suite 2900

Boston, Massachusetts 02114-2023

Ndenisarya M. Bregasi, Esq.

K&L Gates LLP

1601 K Street, NW

Washington, D.C. 20006-1600

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-14 (333-278536) is to file Exhibit 12, Conformed copy of Executed Opinion regarding Tax Consequences of the Reorganization, as discussed in the Registrant’s Form N-14 filing on April 5, 2024.

This Post-Effective Amendment No. 1 consists of the following:

Cover Sheet

Contents of the Registration Statement

Part A – The definitive Prospectus/Information Statement of the Registrant as filed on May 6, 2024 pursuant to Rule 497 is incorporated herein by reference.

Part B – The definitive Statement of Additional Information of the Registrant as filed on May 6, 2024 pursuant to Rule 497 is incorporated herein by reference.

Part C – Other Information

Signature Page

Exhibits

Exhibit 12 - Conformed copy of Execution Opinion regarding Tax Consequences of the Reorganization for Touchstone Sands Capital International Growth Equity Fund

PART C. OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Article VII of the Agreement and Declaration of Trust empowers the Trustees of the Trust, to the full extent permitted by law, to purchase with Trust assets insurance for indemnification from liability and to pay for all expenses reasonably incurred or paid or expected to be paid by a Trustee or officer in connection with any claim, action, suit or proceeding in which he or she becomes involved by virtue of his or her capacity or former capacity with the Trust.

Article VI of the By-Laws of the Trust provides that the Trust shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was an agent of the Trust, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and reasonably believed his or her conduct to be in the best interests of the Trust. Indemnification will not be provided in certain circumstances, however, including instances of willful misfeasance, bad faith, gross negligence, and reckless disregard of the duties involved in the conduct of the particular office involved.

ITEM 16. EXHIBITS

(1)(a)

Registrant’s Certificate of Trust dated October 22, 1993 is herein incorporated by reference to Exhibit (1)(a) of Registrant’s Registration Statement on Form N-14 (File No. 333-193307), filed with the Securities and Exchange Commission (“SEC”) onJanuary 10, 2014.

(1)(b)

Amended and Restated Agreement and Declaration of Trust dated October 8, 1998 is herein incorporated by reference to Exhibit (a)(5) of Post-Effective Amendment No. 8 to Registrant’s Registration Statement on Form N-1A (File No. 033-70958), filedwith the SEC on November 24, 1998.

(1)(c)

Certificate of Amendment of Amended and Restated Agreement and Declaration of Trust dated November 23, 1998 is herein incorporated by reference to Exhibit (a)(6) of Post-Effective Amendment No. 10 to Registrant’s Registration Statement on FormN-1A (File No. 033-70958), filed with the SEC on January 27, 1999.

(1)(d)

Certificate of Amendment ofCertificate of Trust dated March 24, 2004 is herein incorporated by reference to Exhibit (a)(7) of Post-Effective Amendment No. 18 to Registrant’s Registration Statement on Form N-1A (File No. 033-70958), filed with the SEC on May 3, 2004.

(1)(e)

Certificate of Amendment of Certificate of Trust dated November 17, 2006 is herein incorporated by reference to Exhibit (a)(8) of Post-Effective Amendment No. 29 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on February 1, 2007.

(1)(f)

Certificate of Correction of a Statutory Trust dated April 17, 2009 is herein incorporated by reference to Exhibit (1)(a) of Registrant’s Registration Statement on Form N-14 (File No.333-193307), filed with the SEC on January 10, 2014.

(2)

Amended and Restated By-Laws of the Trust as revised November 19, 2015 are herein incorporated by reference to Exhibit (b) of Post-Effective Amendment No. 77 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 28, 2016.

(3)	Not applicable.

(4)	Form of Agreement and Plan of Reorganization is filed herewith as Exhibit A to Part A of this Registration Statement.

(5)

Instruments Defining Rights of Security Holders are herein incorporated by reference to Exhibit (c) of Post-Effective Amendment No. 34 to Registrant’s Registration Statement on Form N-1A (File Nos.033-70958 and 811-08104), filed with the SEC on September 19, 2007.

(6)(a)(i)

Investment Advisory Agreement between the Registrant and Touchstone Advisors, Inc. dated February 17, 2006 is herein incorporated by reference to Exhibit (6)(a) of Registrant’s Registration Statement on Form N-14 (File No. 333-18613), filed with the SEC on July 10, 2012.

(6)(a)(ii)

Amended Schedule C-1 dated September 1, 2023 of the Investment Advisory Agreement between the Registrant and Touchstone Advisors, Inc. dated February 17, 2006 is herein incorporated by reference to Exhibit (d)(1)(b) of Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 25, 2024.

(6)(b)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Sands Capital Management, LLC with respect to the Touchstone Sands Capital Select Growth Fund dated August 18, 2011 is herein incorporated by reference to Exhibit(d)(2)(b) of Post-Effective Amendment No. 65 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and811-08104), filed with the SEC on January 30, 2012.

(6)(c)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fort Washington Investment Advisors, Inc. with respect to the Touchstone Ultra Short Duration Fixed Income Fund dated February 20, 2009 is herein incorporated by reference to Exhibit (d)(9) of Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on May 4, 2009.

(6)(d)

Amendment dated September 1, 2023 to Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fort Washington Investment Advisors, Inc. with respect to the Touchstone Ultra Short Duration Fixed Income Fund dated February 20, 2009 isherein incorporated by reference to Exhibit (d)(3)(1) of Post-Effective Amendment No. 138 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958and 811-08104), filed with the SEC on January 25, 2024.

(6)(e)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Leeward Investments, LLC with respect to the Touchstone Mid Cap Value Fund dated March 1, 2022 is hereby incorporated by reference to Exhibit (d)(4) of Post-Effective Amendment No. 132 toRegistrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 26,2023.

(6)(f)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Leeward Investments, LLC with respect to the Touchstone Small Cap Value Fund dated March 1, 2022 is hereby incorporated by reference to Exhibit (d)(5) of Post-Effective Amendment No. 132 toRegistrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 26,2023.

(6)(g)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and The London Company of Virginia with respect to the Touchstone Small Cap Core Fund (now known as Touchstone Small Cap Fund) dated October 1, 2009 is herein incorporatedby reference to Exhibit (d)(16) of Post-Effective Amendment No. 47 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on September 30, 2009.

(6)(h)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and The London Company of Virginia with respect to the Touchstone Mid Cap Fund dated December 8, 2011 is herein incorporated by reference to Exhibit (d)(13) of Post-Effective Amendment No. 65 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with theSEC on January 30, 2012.

(6)(i)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and EARNEST Partners, LLC with respect to the Touchstone Total Return Bond Fund (now known as the Touchstone Impact Bond Fund) dated May 19, 2011 is herein incorporated by reference to Exhibit (d)(20) of Post-Effective Amendment No. 62 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on August 9, 2011.

(6)(j)

Amendment to Sub-Advisory Agreement between Touchstone Advisors, Inc. and EARNEST Partners, LLC with respect to the Touchstone Impact Bond Fund dated as of September 1, 2021 is herein incorporated by reference to Exhibit (d)(8)(a) of Post-Effective Amendment No. 131 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and811-08104), filed with the SEC on January 26, 2022.

(6)(k)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fort Washington Investment Advisors, Inc. with respect to the Touchstone Active Bond Fund dated January 27, 2017 is herein incorporated by reference to Exhibit (d)(13) of Post-Effective Amendment No. 94 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and811-08104), filed with the SEC on January 25, 2018.

(6)(l)

Amendment to Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fort Washington Investment Advisors, Inc. with respect to the Touchstone Active Bond Fund dated as of January 1, 2022 is hereby incorporated by reference to Exhibit (d)(9)(a) of Post-Effective Amendment No. 132 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and811-08104), filed with the SEC on January 26, 2023.

(6)(m)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fort Washington Investment Advisors, Inc. with respect to the Touchstone High Yield Fund dated January 27, 2017 is herein incorporated by reference to Exhibit (d)(14) of Post-Effective Amendment No. 94 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and811-08104), filed with the SEC on January 25, 2018.

(6)(n)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Ares Capital Management II, LLC with respect to the Touchstone Ares Credit Opportunities Fund is herein incorporated by reference to Exhibit (d)(18) of Post-Effective Amendment No. 111 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with theSEC on May 14, 2019.

(6)(o)

Amendment to Sub-Advisory Agreement between Touchstone Advisors, Inc. and Ares Capital Management II LLC, with respect to the Touchstone Ares Credit Opportunities Fund dated as of April 18, 2022 is hereby incorporated by reference to Exhibit (d)(13)(a) of Post-Effective Amendment No. 132 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 26, 2023.

(6)(p)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fort Washington Investment Advisors, Inc. with respect to the Touchstone Dividend Equity Fund dated July 15, 2021 is incorporated by reference to Exhibit (d)(16) of Post-Effective Amendment No. 128 to Registrant’s Registration Statement on Form N1-A (File Nos. 033-70958 and811-08104), filed with SEC on August 2, 2021.

(6)(q)

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Sands Capital Management, LLC with respect to the Touchstone Sands Capital International Growth Equity Fund is herein incorporated by reference to Exhibit (d)(16) of Post-Effective AmendmentNo. 135 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC onAugust 30, 2023.

(7)(a)

Distribution Agreement between the Registrant and Touchstone Securities, Inc. is herein incorporated by reference to Exhibit (e)(1) of Post-Effective Amendment No. 28 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on September 21, 2006.

(7)(b)

Form of Underwriter’s Dealer Agreement is herein incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 29 to Registrant’s Registration Statement on Form N-1A (File Nos.033-70958 and 811-08104), filed with the SEC on February 1, 2007.

(8)

Touchstone Trustee Deferred Compensation Plan is herein incorporated by reference to Exhibit (f) of Post-Effective Amendment No. 51 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958and 811-08104), filed with the SEC on January 28, 2010.

(9)(a)

Custodian Agreement between the Registrant and Brown Brothers Harriman & Co. dated February 25, 2008 is herein incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 41 to Registrant’s Registration Statement on FormN-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 28, 2009.

(9)(b)

Amended Custodian Agreement effective January 1, 2024 to the Custodian Agreement with Brown Brothers Harriman & Co. is herein incorporated by reference to Exhibit (G)(1)(A) of Post-Effective Amendment No. 138 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 25, 2024.

(10)(a)(i)

Distribution and Shareholder Services Plan for Class A shares is herein incorporated by reference to exhibit (m)(1) of Post-Effective Amendment No. 67 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 28, 2013.

(10)(a)(ii)

Amended Exhibit A datedJuly 16, 2021 to the Distribution and Shareholder Services Plan for Class A is herein incorporated by reference to Exhibit (m)(1)(b) of Post-Effective Amendment No. 131 to Registrant’s Registration Statement onForm N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 26, 2022.

(10)(a)(iii)

Distribution and Shareholder Services Plan for Class C shares is herein incorporated by reference to exhibit (m)(2) of Post-Effective Amendment No. 67 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 28, 2013.

(10)(a)(iv)

Amended Exhibit A datedJuly 16, 2021 to the Distribution and Shareholder Services Plan for Class C is herein incorporated by reference to Exhibit (m)(2)(b) of Post-Effective Amendment No. 131 to Registrant’s Registration Statement onForm N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 26, 2022.

(10)(b)

Shareholder Services Plan for Class Z shares is herein incorporated by reference to Exhibit (m)(3) of Post-Effective Amendment No. 41 to Registrant’s Registration Statement on Form N-1A (File Nos.033-70958 and 811-08104), filed with the SEC on January 28, 2009.

(10)(c)

Distribution and Shareholder Servicing Plan for Class S shares is herein incorporated by reference to Exhibit (m)(4) of Post-Effective Amendment No. 89 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on October 30, 2017.

(10)(d)(i)

Amended and Restated Rule 18f-3 Multiple Class Plan is herein incorporated by reference to Exhibit (n)(1) of Post-Effective Amendment No. 107 to Registrant’s Registration Statement on FormN-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 28, 2019.

(10)(d)(ii)

Amended Schedule A dated August 31, 2023to the Amended and Restated Rule 18f-3 Multiple Class Plan is herein incorporated by reference to Exhibit (n)(2) of Post-Effective Amendment No. 135 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on August 30, 2023.

(11)

Opinion of K&L Gates, LLP, as to legality of securities being issued is herein incorporated by reference to Exhibit 11 to the Registration Statement on Form N-14 (File No. 333-278536), filed with the SEC on April 5, 2024.

(12)	Form of Opinion of K&L Gates LLP, as to certain tax consequences, is filed herewith.

(13)(a)

Amended Administration Agreement between the Registrant and Touchstone Advisors, Inc. dated January 1, 2007 is herein incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 67 to Registrant’s Registration Statement on FormN-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 28, 2013.

(13)(b)

Amended and Restated Sub-Administration and Accounting Agreement between Touchstone Advisors, Inc. and The Bank of New York Mellon dated January 1, 2021 is herein incorporated by reference to Exhibit (h)(2) of Post-EffectiveAmendment No 122 to Registrant’s Registration Statement on From N-1A (File Nos. 033-70958 and 811-08104), filed with the SECon January 27, 2021.

(13)(c)

Amended and Restated Transfer Agency and Shareholder Services Agreement between the Registrant and BNY Mellon Investment Servicing (US) Inc. dated January 1, 2021 is herein incorporated by reference to Exhibit (h)(3) of Post-Effective Amendment No 122 toRegistrant’s Registration Statement on From N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 27,2021.

(13)(d)(i)

State Filing Services Agreement between Registrant and BNY Mellon Investment Servicing (US) Inc. dated December 5, 2011 is herein incorporated by reference to Exhibit (h)(4) of Post-Effective Amendment No. 65 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 30, 2012.

(13)(d)(ii)

Amended Schedule A dated September 30, 2013 to the State Filing Services Agreement between Registrant and BNY Mellon Investment Servicing (Us) Inc. dated December 5, 2011 is herein incorporated by reference to Exhibit (h)(4)(b) of Post-Effective Amendment No. 72 to Registrant’sRegistration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 27, 2014.

(13)(e)

Fidelity Bond Allocation Agreementdated April 1, 2011 is herein incorporated by reference to Exhibit (13)(h) of Post-Effective Amendment No. 2 to Registrant’s Registration Statement on Form N-14 (File Nos.333-177599 and 811-08104), filed with the SEC on April 25, 2012.

(13)(f)(i)

Expense Limitation Agreement between Touchstone Advisors, Inc. and the Registrant effective as of January 25, 2013 is herein incorporated by reference to Exhibit (13)(a)(1) of Registrant’s Registration Statement on Form N-14 (File No. 333-193307), filed with the SEC on January 10, 2014.

(13)(f)(ii)

Amendment to the Expense Limitation Agreement between Touchstone Advisors, Inc. and the Registrant dated August 31, 2015 is herein incorporated by reference to Exhibit (h)(6)(b) of Post-Effective Amendment No. 77 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 28, 2016.

(13)(f)(iii)

Amended Schedule A dated January 26, 2024 to the Expense Limitation Agreement between Touchstone Advisors, Inc. and the Registrant dated January 25, 2013 is herein incorporated by reference to Exhibit (h)(6)(c) of Post-Effective Amendment No. 138 to Registrant’s RegistrationStatement on Form N-1a (File Nos. 033-70958 and 811-08104), filed with the SEC on January 25, 2024.

(13)(f)(iv)

Amended Schedule A dated June 14, 2024 to the Expense Limitation Agreement between Touchstone Advisors, Inc. and the Registrant dated January 25, 2013 is herein incorporated by reference to Exhibit (13)(f)(iv) to the Registration Statement on Form N-14 (File No.333-278536), filed with the SEC on April 5, 2024.

(13)(g)

Form of Securities Lending Agency Agreement between the Registrant and Brown Brothers Harriman & Co. dated February 1, 2013 is herein incorporated by reference to Exhibit (h)(8) of Post-Effective Amendment No. 72 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 27, 2014.

(13)(h)

Master Interfund Lending Agreement dated December 15, 2017 is herein incorporated by reference to Exhibit (h)(9) of Post-Effective Amendment No. 107 to Registrant’s Registration Statement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 28, 2019.

(13)(i)

Amended & Restated Class Action Services Agreement dated February 16, 2018 between the Registrant and Brown Brothers Harriman & Co. is herein incorporated by reference to Exhibit (h)(10) of Post-Effective Amendment No. 107 to Registrant’s RegistrationStatement on Form N-1A (File Nos. 033-70958 and 811-08104), filed with the SEC on January 28, 2019.

(14)	Consent of Ernst & Young LLP is herein incorporated by reference to Exhibit 14 to the Registration Statement on Form N-14 (File No. 333-278536), filed with the SEC on April 5, 2024.

(15)	Not applicable.

(16)	Power of Attorney is herein incorporated by reference to Exhibit 16 to the Registration Statement on Form N-14 (File No. 333-278536), filed with the SEC on April 5, 2024.

(17)	Not applicable.

ITEM 17. UNDERTAKINGS

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) Insofar as indemnification for liability arising under the 1933 Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

(4) The undersigned Registrant agrees that it shall file a final executed version of the legal opinion as to tax matters as an exhibit to the subsequent post-effective amendment to its Registration Statement on Form N-14 filed with the SEC upon the closing of the reorganizations contemplated by this Registration Statement on Form N-14.

SIGNATURES

As required by the Securities Act of 1933, as amended, this registration statement on Form N-14 has been signed on behalf of the Registrant, in the City of Cincinnati and State of Ohio on the 12th day of July, 2024.

TOUCHSTONE FUNDS GROUP TRUST

By:
/s/ E. Blake Moore, Jr.
E. Blake Moore, Jr.
President and Trustee

As required by the Securities Act of 1933, as amended, this registration statement on Form N-14 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
Karen Carnahan	Trustee	July 12, 2024

*
William C. Gale	Trustee	July 12, 2024

*
Sally J. Staley	Trustee	July 12, 2024

*
Susan M. King	Trustee	July 12, 2024

*
Kevin A. Robie	Trustee	July 12, 2024

*
William H. Zimmer III	Trustee	July 12, 2024

*
Jill T. McGruder	Trustee	July 12, 2024

/s/ E. Blake Moore, Jr.
E. Blake Moore, Jr.	President and Trustee	July 12, 2024

/s/ Terrie A. Wiedenheft	Controller, Treasurer and Principal Financial Officer
Terrie A. Wiedenheft		July 12, 2024

*By:

/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
(Attorney-in-Fact Pursuant to Power of Attorney)

EXHIBIT INDEX

(12)	Opinion of K&L Gates, LLP, as to certain tax consequences.